EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 4/8/25 to 6/2/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
4/8/2025	Buy	50,457	9.27
4/14/2025	Buy	23,538	9.05
4/15/2025	Buy	18,717	9.12
4/16/2025	Buy	26,387	9.14
4/17/2025	Buy	10,509	9.19
4/21/2025	Buy	20,728	9.14
4/22/2025	Buy	5,820	9.09
4/23/2025	Buy	5,799	9.13
6/2/2025	Buy	8,872	9.16